Exhibit 99.1

Contact:  Walter H. Hasselbring, III
                 (815) 432-2476
IF BANCORP, INC. ANNOUNCES RESULTS FOR SECOND QUARTER
OF FISCAL YEAR 2023

Watseka, Illinois, January 27, 2023 - IF Bancorp, Inc. (NASDAQ: IROQ) (the “Company”) the holding company for Iroquois Federal Savings and Loan Association (the “Association”), announced unaudited net income of $1.4 million, or $0.44 per basic share and $0.43 per diluted share, for the three months ended December 31, 2022, compared to net income of $1.7 million, or $0.56 per basic and $0.54 per diluted share, for the three months ended December 31, 2021.
For the three months ended December 31, 2022, net interest income was $6.0 million compared to $5.7 million for the three months ended December 31, 2021.  We recorded a provision for credit losses of $101,000 for the three months ended December 31, 2022, compared to a credit for credit losses of $(76,000) for the three months ended December 31, 2021.  Interest income increased to $8.1 million for the three months ended December 31, 2022, from $6.3 million for the three months ended December 31, 2021.  Interest expense increased to $2.1 million for the three months ended December 31, 2022, from $627,000 for the three months ended December 31, 2021.  Non-interest income decreased to $868,000 for the three months ended December 31, 2022, from $1.4 million for the three months ended December 31, 2021.  Non-interest expense was $4.9 million for both the three months ended December 31, 2022 and 2021.  Provision for income tax decreased to $486,000 for the three months ended December 31, 2022, from $629,000 for the three months ended December 31, 2021.
The Company announced unaudited net income of $3.4 million, or $1.07 per basic share and $1.05 per diluted share for the six months ended December 31, 2022, compared to $3.6 million, or $1.17 per basic share and $1.15 per diluted share for the six months ended December 31, 2021.  For the six months ended December 31, 2022, net interest income was $12.3 million compared to $11.3 million for the six months ended December 31, 2021.  We recorded a provision for credit losses of $13,000 for the six months ended December 31, 2022, compared to a credit for credit losses of $(203,000) for the six months ended December 31, 2021.  Interest income increased to $15.2 million for the six months ended December 31, 2022, from $12.6 million for the six months ended December 31, 2021.  Interest expense increased to $2.9 million for the six months ended December 31, 2022 from $1.3 million for the six months ended December 31, 2021. Non-interest income decreased to $2.1 million for the six months ended December 31, 2022, from $3.0 million for the six months ended December 31, 2021.  Non-interest expense increased to $9.8 million for the six months ended December 31, 2022 from $9.6 million for the six months ended December 31, 2021.  Provision for income tax decreased to $1.2 million for the six months ended December 31, 2022, from $1.3 million for the six months ended December 31, 2021.
Effective July 1, 2022, the Company early adopted Accounting Standards Update 2016-13 which requires an entity to use the new impairment model known as the current expected credit loss (“CECL”) to calculate the allowance for credit losses.  The Company recorded a reduction to retained earnings of approximately $388,000 upon the adoption of ASU 2016-13.  The transition adjustment included an increase in the allowance for credit losses on loans of $47,000 and an increase to the allowance for credit losses on off-balance sheet credit exposures of $496,000.  The transition adjustment included a corresponding increase in deferred tax assets.
 Total assets at December 31, 2022 were $823.7 million compared to $857.6 million at June 30, 2022.  Cash and cash equivalents decreased to $8.4 million at December 31, 2022, from $75.8 million at June 30, 2022.  Investment securities decreased to $208.1 million at December 31, 2022, from $220.9 million at June 30, 2022.  Net loans receivable increased to $561.3 million at December 31, 2022, from $518.9 million at June 30, 2022.  Deposits decreased to $667.3 million at December 31, 2022, from $752.0 million at June 30, 2022.  The large decrease in deposits and cash and cash equivalents was partially due to approximately $57.6 million in deposits from a public entity that collects real estate taxes that were on deposit at June 30, 2022 and withdrawn in the six months ended December 31, 2022, when tax monies were distributed. Total borrowings, including repurchase agreements, increased to $75.9 million at December 31, 2022 from $24.2 million at June 30, 2022.  Stockholders’ equity decreased to $71.1 million at December 31, 2022 from $71.7 million at June 30, 2022.  Equity decreased primarily due to a decrease of $3.7 million in accumulated other comprehensive income (loss), net of tax, a decrease of $388,000 due to the adoption of ASU 2016-13, effective July 1, 2022, and the accrual of approximately $633,000 in dividends to our shareholders.  The decrease in accumulated other comprehensive income (loss) was primarily due to unrealized depreciation on available-for-sale securities, net of tax.  These decreases were partially offset by net income of $3.4 million, and ESOP and stock equity plan activity of $776,000.

IF Bancorp, Inc. is the savings and loan holding company for Iroquois Federal Savings and Loan Association (the “Association”).  The Association, originally chartered in 1883 and headquartered in Watseka, Illinois, conducts its operations from seven full-service banking offices located in Watseka, Danville, Clifton, Hoopeston, Savoy, Bourbonnais, and Champaign, Illinois and a loan production office in Osage Beach, Missouri.  The principal activity of the Association’s wholly-owned subsidiary, L.C.I. Service Corporation, is the sale of property and casualty insurance.
This press release may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.
 The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions, including as a result of the COVID-19 pandemic; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Selected Income Statement Data
(Dollars in thousands, except per share data)
	For the Three Months Ended December 31,		For the Six Months Ended December 31,
	2022	2021	2022	2021
	(unaudited)
Interest and dividend income	$8,106	$6,306	$15,184	$12,557
Interest expense	2,061	627	2,889	1,306
Net interest income	6,045	5,679	12,295	11,251
Provision (credit) for credit losses	101	(76)	13	(203)
Net interest income after provision for credit losses	5,944	5,755	12,282	11,454
Noninterest income	868	1,440	2,086	2,985
Noninterest expense	4,922	4,862	9,769	9,552
Income before taxes	1,890	2,333	4,599	4,887
Income tax expense	486	629	1,226	1,292

Net income	$1,404	$1,704	$3,373	$3,595

Earnings per share (1) Basic	$0.44	$0.56	$1.07	$1.17
Diluted	$0.43	$0.54	$1.05	$1.15
Weighted average shares outstanding (1)
Basic	3,171,638	3,069,686	3,138,188	3,060,153
Diluted	3,244,962	3,138,636	3,212,964	3,126,295

			footnotes on following page

Performance Ratios
	For the Six Months Ended December 31, 2022	For the Year Ended June 30, 2022
	(unaudited)
Return on average assets	0.83%	0.74%
Return on average equity	9.66%	7.07%
Net interest margin on average interest earning assets	3.20%	2.93%

Selected Balance Sheet Data
(Dollars in thousands, except per share data)
	At December 31, 2022	At June 30, 2022
	(unaudited)
Assets	$823,727	$857,558
Cash and cash equivalents	8,443	75,811
Investment securities	208,098	220,906
Net loans receivable	561,275	518,931
Deposits	667,337	752,020
Federal Home Loan Bank borrowings, repurchase agreements and other borrowings	75,938	24,244
Total stockholders’ equity	71,090	71,658
Book value per share (2)	21.30	22.00
Average stockholders’ equity to average total assets	8.61%	10.46%

Asset Quality
(Dollars in thousands)
	At December 31, 2022	At June 30, 2022
	(unaudited)
Non-performing assets (3)	$251	$1,294
Allowance for credit losses	7,166	7,052
Non-performing assets to total assets	0.03%	0.15%
Allowance for credit losses to total loans	1.26%	1.34%

(1)	Shares outstanding do not include ESOP shares not committed for release.
(2)	Total stockholders’ equity divided by shares outstanding of 3,337,626 at December 31, 2022 and June 30, 2022.
(3)	Non-performing assets include non-accrual loans, loans past due 90 days or more and accruing, and foreclosed assets held for sale.